      As filed with the Securities and Exchange Commission on May 24, 2002
                                            Registration Statement No. 333-_____

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ------------------
                               Aksys, Ltd.
             (Exact name of registrant as specified in its charter)

           Delaware                      Two Marriott Drive,             36-3890205
(State or other jurisdiction of     Lincolnshire, Illinois 60669      (I.R.S. Employer
incorporation or organization)             (847) 229-2020            Identification No.)

    (Address, including zip code, and telephone number, including area code, of principal executive offices)

                              ------------------
                                 William C. Dow
                      President and Chief Executive Officer
                                   Aksys, Ltd.
                               Two Marriott Drive
                          Lincolnshire, Illinois 60069
                                 (847) 229-2020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------
    Copies of all communications, including communications sent to agent for service, should be sent to:
                              Keith S. Crow, P.C.
                                Kirkland & Ellis
                             200 East Randolph Drive
                             Chicago, Illinois 60601
                                 (312) 861-2000

                              ------------------
         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                Proposed Maximum     Proposed Maximum      Amount of
          Title of Each Class of               Amount to be      Offering Price     Aggregate Offering   Registration
       Securities to be Registered            Registered (1)     Per Share (2)          Price (2)             Fee
------------------------------------------   --------------   -----------------  --------------------- --------------
Common Stock, par value $0.01 per share        3,319,396            $5.78            $19,186,108.88          $1765.12

--------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on May 22, 2002, as reported by The Nasdaq National Market System.

--------------------------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 24, 2002

PROSPECTUS
----------

                                3,319,396 Shares

                                   Aksys, Ltd.

                                  Common Stock


                            -------------------------

     This prospectus relates to 3,319,396 shares of common stock of Aksys, Ltd. which may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors. We will not receive any of the proceeds from this offering. We have agreed to pay all reasonable fee and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock offered by this prospectus.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 14.

                            -------------------------

     Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled "Risk Factors" beginning on page 1.

                            -------------------------

     Our common stock is traded on The Nasdaq National Market System under the symbol "AKSY." On May 22, 2002, the last reported sale price of our common stock on Nasdaq was $5.80 per share.

                            -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the common stock or determined that the information in this prospectus is accurate or complete. It is illegal for any person to tell you otherwise.

                            -------------------------

                   The date of this prospectus is _____, 2002.

         You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                TABLE OF CONTENTS

THE COMPANY ...............................................................  1

RISK FACTORS ..............................................................  1

FORWARD-LOOKING STATEMENTS ................................................  9

USE OF PROCEEDS ...........................................................  9

SELLING STOCKHOLDERS ...................................................... 10

PLAN OF DISTRIBUTION ...................................................... 11

LEGAL MATTERS ............................................................. 12

EXPERTS ................................................................... 12

WHERE YOU CAN FIND MORE INFORMATION ....................................... 13

                                   THE COMPANY

          Our company focuses on hemodialysis products and services for patients suffering from end-stage renal disease, commonly known as chronic kidney failure
(ESRD). We have developed an automated personal hemodialysis system, known as the Aksys PHD(TM) Personal Hemodialysis System, which is designed to enable patients to perform frequent hemodialysis at alternate sites (such as their own homes) and to thereby improve clinical outcomes, reduce total treatment costs and enhance the quality of life of patients. On March 27, 2002, we announced the receipt of U.S. Food and Drug Administration clearance to market the PHD System in the United States. The FDA clearance had no restrictions and included authorization to use the product in the home. Such clearance by the FDA was required prior to the commercialization of the PHD System in the United States.

          Our principal executive offices are located at Two Marriott Drive, Lincolnshire, Illinois 60069, and our telephone number is (847) 229-2020.

                                  RISK FACTORS

          Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. Also consider carefully the statements under "Forward-Looking Statements" below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

                          Risks Related to Our Business

We have a history of operating losses and a significant accumulated deficit, and we may not achieve or maintain profitability in the future.

          We have not been profitable since our inception in January 1991. As of March 31, 2002, we had an accumulated deficit of approximately $94.3 million. We expect to continue to incur additional losses for the foreseeable future as a result of a high level of operating expenses, significant up-front expenditures, production and marketing activities and very limited revenue from our core business. We may never realize significant revenues from our core business or be profitable. Factors that will influence the timing and amount of our profitability include:

          .    market acceptance of the PHD System;

          . our success in commercializing the PHD System, which would be difficult to achieve;

          . our ability to effectively and efficiently manufacture, market and distribute the PHD System; and

          . our ability to sell or lease the PHD System and related services at a price which covers our per unit costs, which result would be difficult to achieve, in part because of the significant restrictions on the reimbursement of dialysis treatment by the Medicare program as discussed below and the high cost of manufacturing the PHD System.

          We face significant challenges in shifting from the development stage to the commercialization stage for the PHD System. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in such a transition, and there can be no assurance that we will have any significant revenues or that we will ever achieve profitable operations.

Our business will fail if we cannot successfully commercialize the PHD System; because we are only now commencing this commercialization process, our success cannot be predicted and is uncertain. Our success is dependent on many variables entirely outside of our control.

          Acceptance of the PHD System in the marketplace by both potential users and purchasers (two separate groups with at times conflicting interests) is uncertain, and failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and become profitable.

          The success of the PHD System is dependent on many variables, including its safety, effectiveness and cost-effectiveness as an alternative dialysis modality. The failure to conclusively demonstrate each of these factors could significantly hinder market acceptance of our PHD System, and the failure of our PHD System to achieve sustained commercial viability or market acceptance would have a material adverse effect on us and your investment. Moreover, successful commercialization will depend upon, among other things, market acceptance of the efficacy of daily hemodialysis. This will require substantial marketing efforts and the expenditure of significant funds by us to inform nephrologists, dialysis clinics, other healthcare providers and dialysis patients of the benefits of daily hemodialysis and thus the benefits of the PHD System.

          In marketing the PHD system, we may encounter significant clinical and market resistance:

          .    to using the PHD System;

          . to home hemodialysis, which is currently employed by only a small percentage of patients suffering from end-stage renal disease; and

          . to daily hemodialysis, which to our knowledge has never been a widely accepted dialysis alternative.

          There can be no assurance that our efforts will be successful or that the PHD System and our services will ever achieve market acceptance. In addition, the PHD System is a personal system, designed for use by a single patient, and requires several hours after a dialysis treatment to prepare itself for the next treatment session. As such, it is very unlikely to be used in the prevailing method of outpatient hemodialysis, which generally involves treating patients three times per week for treatment sessions lasting between three and four hours. In this prevailing method of hemodialysis, patients receiving treatment on a given day are treated in shifts, with patients on succeeding shifts using dialysis machines employed during prior shifts.

          A number of other factors will affect the future success and sales of our product. These factors include:

          . whether reimbursement for the cost of the PHD System is available and the amount of such reimbursement;

          . whether the system will be safe or effective or that it will be cost-effective relative to other dialysis treatment alternatives;

          . whether daily hemodialysis will be shown to be more clinically effective than alternative dialysis modalities;

          . whether patients will be reluctant to administer and monitor the PHD System with limited supervision; and

          . whether there are unexpected side effects, complications or other safety issues associated with daily hemodialysis (or the PHD System) that may adversely affect the market for our products and services.

We are entirely dependent on the PHD System, our sole product.

          Since our inception, we have devoted substantially all of our efforts to the development of the PHD System. We expect to be entirely dependent for the foreseeable future on sales of, and services relating to, the PHD System for revenues. Our dependence on a single product creates significant risk for our company and stockholders.

Uncertainty and amount of third-party reimbursement could affect our profitability.

          A substantial portion of the cost of dialysis treatment in the United States is currently reimbursed by the Medicare program at prescribed rates. The amount of Medicare reimbursement for dialysis is likely to significantly impact decisions of nephrologists, dialysis clinics and other health care providers regarding treatment modalities. The Medicare reimbursement rate for outpatient hemodialysis is at a low level and has not increased significantly since 1983. There can be no assurance that the current limitations or requirements on Medicare reimbursement for dialysis will not materially adversely affect the market for the PHD System, that health administration authorities outside of the United States will provide reimbursement at acceptable levels or at all or that any such reimbursement will be continued at rates sufficient to enable us to maintain prices at levels sufficient to realize profitability.

Competitors and technological advances could cause us to lose current and future business opportunities and materially harm our results of operations and ability to grow.

          The dialysis industry is characterized by competition for financing, executive talent, intellectual property and product sales. Most of our competitors have substantially greater financial, scientific and technical resources, research and development capabilities, manufacturing and marketing resources, technical and service networks and experience than us, and greater experience in developing products, providing services and obtaining regulatory approvals. Our competitors may succeed in developing products that are more effective or less costly than any that may be developed by us. We also expect that the number of our competitors and potential competitors will increase. There can be no assurance that we will be able to compete successfully against any existing or potential competitors.

          In order to compete effectively, we will need to, among other things, demonstrate the clinical and cost effectiveness of daily home hemodialysis using the PHD System. Our ability to successfully market our products and services could be adversely impacted by pharmacological and technological advances in preventing the progression of ESRD in high-risk patients (such as those with diabetes and hypertension), technological developments by others, development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants.

If we cannot develop adequate distribution, customer service and technical support networks, we may not be able to market and distribute our PHD System effectively.

         Our strategy involves contracting with dialysis providers to have us supply to dialysis patients the PHD System, dialysate and other consumables, patient training, customer service and maintenance and other technical service. To provide these services, we will be required to develop networks of employees or independent contractors in each of the areas in which we intend to operate. There can be no assurance that we will be able to organize these networks on a cost effective basis, or at all. The failure to establish these networks would materially adversely affect us.

Our future sales could be adversely affected due to our limited marketing experience.

          We expect to market our products and services primarily through our own sales force. We have limited experience in sales, marketing and distribution. There can be no assurance that we will be able to build an adequate marketing staff or sales force or that the cost of such will not be prohibitive, or that our direct sales and marketing efforts will be successful.

We are subject to extensive government regulation which can be costly, time consuming and subject us to unanticipated delays.

          Additional government regulations may be established or imposed, or the interpretation or enforcement of such regulations may change, which could prevent or delay then unobtained regulatory clearances or approvals of our products. The FDC Act and other statutes and regulations also govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our products, which present significant compliance burdens for our company. In addition, failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

          The manufacture of the PHD System must also comply or ensure compliance with current Quality System Requirements (QSR) regulations promulgated by the FDA. We may be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance even if our PHD System is manufactured by an independent contractor as is currently contemplated. If violations of the applicable regulations are noted during FDA inspections of manufacturing facilities, the continued marketing of our products may be materially adversely affected.

We rely on independent contract manufacturers for the manufacture of our PHD System. Our inability to manufacture the PHD System, and our dependence on independent contractors, may delay or impair our ability to generate revenues, or adversely affect our profitability.

          To be successful, our PHD System must be manufactured in commercial quantities and at acceptable cost. Production of this product, especially in commercial quantities, will create technical as well as financial challenges for us. Other than the units manufactured for our clinical trial and a small number of units for commercialization scale-up, only prototype units of our PHD System have been produced to date. We may encounter unexpected delays or costs in the scale-up of manufacturing operations. Further, no assurance can be given that manufacturing or quality control problems will not arise (and among other things increase our costs) as we increase production of this product or as additional manufacturing capacity is required in the future, or that we will ultimately be able to successfully arrange for the manufacturing of the PHD System.

          We rely on a single contract manufacturer to manufacture each of the major components of the PHD System. As with any independent contractors, such contractors are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. Although certain of our contract manufacturers have entered into contracts with us to manufacture components of the PHD System, such contracts can be terminated at any time under certain circumstances by us or the contractors and can be breached at any time. Further, work stoppages and the slowing of production at a single independent contractor would have a material adverse effect on us.

          There are also other risks inherent in using single sources of supply. We have not made alternative arrangements for the manufacture of the major components of the PHD System and there can be no assurance that acceptable alternative arrangements could be made on a timely basis, or at all. It is likely that a significant interruption in supply would result if we utilize or were required to utilize a different manufacturing contractor for any of the major components of the PHD System. The loss of the services of any of our contract manufacturers would have a material adverse effect on us. In addition, no assurance can be given that we or our manufacturers will be able to obtain on a timely basis components or other supplies necessary to manufacture or use the PHD System.

We will need additional capital which, if not available to us, may alter our business plans or limit our ability to achieve growth and which, if raised, will dilute your ownership interest in us.

          Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of public and private sales of our equity securities, aggregating approximately $119.2 million. We currently have no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that our existing capital resources, together with future operating cash flows, if any, will be sufficient to fund our future operations. Our capital requirements will depend on many factors, including without limitation:

          .    manufacturing scale-up and associated costs;

          . costs associated with establishing marketing, distribution, patient training and technical and patient support networks;

          .    continued progress in research and development; and

          .    the costs involved in protecting our proprietary rights.

          In the event that our plans change, our assumptions change or prove inaccurate or we are unable to obtain production financing on commercially reasonable terms, we could be required to seek additional financing sooner than currently anticipated and on less favorable terms than anticipated. Any necessary additional equity financing may involve substantial dilution to our then existing stockholders and debt financing could result in the imposition of significant financial and operational restrictions on us.

          Generally, we expect U.S. customers to lease or purchase PHD Systems and enter into contracts whereby we will provide all products and services related to the PHD Systems for a single monthly price, which would include all consumables, service and product support. If U.S. customers enter into lease agreements, the single monthly payment would increase to include the lease payment for the PHD System. Our present commercialization plan for markets outside of the United States is to develop a partnership in those markets to distribute the PHD System and related consumables and services. We have not, however, obtained any regulatory clearances or approvals outside of the U.S. to commence such activities.

          Financing production of the PHD System in quantities necessary for commercialization will require a significant investment in working capital. This need for working capital is likely to increase to the extent that demand for the PHD System increases. We would, therefore, have to rely on sources of capital beyond cash generated from operations to finance production of the PHD System even if we were successful in marketing our products and services. We currently intend to finance the working capital requirements associated with these arrangements through equipment and receivable financing with a commercial lender. If we are unable to obtain such equipment financing, or to obtain it on commercially reasonable terms, we would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve our business objectives. We have not yet obtained a commitment for such equipment financing, and there can be no assurance that we will be able to obtain equipment financing or alternative financing on acceptable terms or at all.

We may not be able to protect our intellectual property rights and, as a result, we could lose competitive advantages that could adversely affect our operating results.

          Our success depends, in part, on our ability and the ability of our licensors to obtain, assert and defend patent rights, protect trade secrets and operate without infringing the proprietary rights of others. We currently own or have rights to 45 U.S. patents and 21 foreign patents. There can be no assurance, however, that:

          . we will be able to obtain additional licenses to patents of others or that we will be able to develop additional patentable technology of our own;

          . any patents issued to us will provide us with competitive advantages or that the patents or proprietary rights of others will not have an adverse effect on our ability to do business;

          .    others will not independently develop similar products;

          . others will not design around or infringe such patents or proprietary rights owned by or licensed to us; and

          . any patent obtained or licensed by us will be held to be valid and enforceable if challenged by another party.

          We are aware that numerous patents have been issued relating to methods of dialysis. In addition, such patents may have been issued to our competitors or others of which we are not aware, and such patents may be issued in the future. There can be no assurance that such patents will not conflict with our patent rights or those of or our licensors. Such conflicts could result in a rejection of important patent applications or the invalidation of important patents, which could have a material adverse effect on our competitive position. In the event of such conflicts, or in the event we believe that competitive products infringe patents to which we hold rights, we may pursue patent infringement litigation or interference proceedings against, or may be required to defend against such litigation or proceedings involving, holders of such conflicting patents or competing products. Such litigation or proceedings may materially adversely affect our competitive position, and there can be no assurance that we will be successful in any such litigation or proceeding. Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and can result in the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, we may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

          We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and noncompete agreements with our current employees and with certain third parties to whom we have divulged proprietary information, to protect the processes, concepts, ideas and documentation associated with our technologies. Such methods may not afford significant protection to us, and there can be no assurance that we will be able to protect adequately our trade secrets or that other companies will not acquire information that we consider proprietary.

If we become subject to product liability claims, they may reduce demand for the PHD System or result in damages that exceed our insurance limitation.

          Our business exposes us to potential product liability risks that are inherent in the production, marketing and sale of dialysis products. There can be no assurance that we will be able to avoid significant product liability exposure. We currently maintain product liability insurance with a coverage limit of $10 million. There can be no assurance that the insurance policy will provide adequate protection against potential claims. Furthermore, our agreements with contract manufacturers require us to maintain product liability insurance, and the failure to obtain such insurance could materially and adversely affect our ability to produce our PHD System. A successful claim brought against us in excess of any insurance coverage obtained by us could have a material adverse effect upon our business, financial condition and results of operations. In addition, we have agreed to indemnify certain of our contract manufacturers against certain liabilities resulting from the use of our PHD System.

Additional and continuing regulatory clearances are uncertain.

          The PHD System, our sole product, is subject to stringent government regulation in the United States and other countries. In the United States, the PHD System is regulated as a medical device by the FDA. On March 27, 2002, we announced that we received clearance from the FDA to market the PHD System in the United States. The FDA clearance had no restrictions and included authorization to use the product in the home; however, FDA clearance under 510(k) is subject to continual review and later discovery of previously unknown problems may result in restrictions on product marketing or withdrawal of the product from the market.

          You should also be aware that proper regulatory approvals have not been completed in any jurisdiction except for the United States. There can be no assurance or guarantee that any other such approvals will be obtained in a timely manner or at all.

Our business is likely to be hurt if we are unable to keep our senior executive officers and key scientific personnel.

          We are dependent upon the services of our senior executives, such as William C. Dow, our President and Chief Executive Officer, and key scientific personnel. We do not maintain key-man life insurance on our senior executives. In addition, we do not have employment agreements, other than certain severance, confidentiality and non-competition agreements, with any of our personnel. The loss of the services of Mr. Dow or any other senior executive or key employee could have a material adverse impact on us. Also, our ability to transition from development stage to commercial operations will depend upon, among other things, the successful recruiting and retention of highly skilled managerial and marketing personnel with experience in business activities such as those contemplated by us. Competition for the type of highly skilled individuals sought by us is intense. There can be no assurance that we will be able to retain existing employees or that we will be able to find, attract and retain skilled personnel on acceptable terms.

                  Risks Related to our Stock and this Offering

The sale of a substantial number of shares of our common stock in the public market could adversely affect their market price, negatively impacting your investment.

          Future sales of substantial amounts of our common stock in the public market and the existence of a substantial number of authorized but unissued shares of our common stock could adversely affect market prices of our common stock, and also could impair our ability to raise additional capital through the sale of our equity securities. As of May 13, 2002, we had 25,463,865 shares of common stock outstanding. Under our certificate of incorporation, there are currently approximately 24,536,135 shares of common stock and 1,000,000 shares of preferred stock available for future issuance without stockholder approval. In addition, 2,268,850 shares of our common stock are reserved for issuance pursuant to outstanding stock options, warrants and purchase plans.

Our stock price is highly volatile, and you may not be able to resell your shares at or above the price you initially paid for the shares.

         Since our initial public offering on May 16, 1996, our common stock has traded between $3.50 and $23.50 and we have generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding.

         Factors that may have a significant impact on the market price or the liquidity of our common stock include:

          . reports by official or unofficial health or medical authorities, the general media or the FDA regarding the potential benefits or detriments of our PHD System or of similar products distributed by other companies or of daily dialysis;

          . announcements of technological innovations or new products by us or our competitors;

          . events or announcements relating to our relationships with others, including our third party manufacturers;

          . developments or disputes concerning patents or proprietary rights;

          . regulatory developments in both the United States and foreign countries;

          . economic and other factors, as well as period-to-period fluctuations in our financial results; and

          .    market conditions for the dialysis industry generally.

          External factors may also adversely affect the market price for our common stock. Our common stock currently trades on The Nasdaq National Market System. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on The Nasdaq National Market System.

We may issue additional shares and dilute your ownership percentage.

          Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in our company. We may issue additional shares of common stock or preferred stock:

          . to raise additional funds for working capital, commercialization, production and marketing activities;

          . upon the exercise or conversion of outstanding options and warrants; and

          .    in lieu of cash payment of dividends.

          As of May 13, 2002, there were outstanding warrants and options to acquire up to approximately 2,063,406 additional shares of common stock at prices ranging from $0.1067 to $16.75 per share. If exercised, these securities will dilute your percentage ownership of our common stock.

Our charter documents could make it more difficult for a third party to acquire us.

          Provisions of our certificate of incorporation and bylaws may make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to our stockholders. These provisions provide for:

          .    a classified board of directors;

          .    a "fair price" provision;

          .    a prohibition on stockholder action through written consents;

          . a requirement that special meetings of stockholders be called only by our board or our chief executive officer;

          . advance notice requirements for stockholder proposals and nominations;

          . limitations on the ability of stockholders to amend, alter or repeal our bylaws and certificate of incorporation; and

          . the authority of our Board to issue, without stockholder approval, preferred stock with such terms as the Board may determine.

          We are also afforded the protections of a stockholder rights plan, which was adopted by our Board in October 1996, and of Section 203 of the Delaware General Corporation Law, which could have similar anti-takeover effects as the provisions described above.

                           FORWARD-LOOKING STATEMENTS

          Some of the statements in this prospectus and in the information incorporated herein by reference, contain "forward-looking" information as that term is defined by the federal securities laws. Forward-looking statements may be identified by use of the terms "may," "will," "expect," "anticipate," "believe," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results or events could differ materially from those contained in the forward-looking statements due to a number of factors, some of which are beyond our control. Factors that could materially and adversely affect our results and cause them to differ from those contained in, or incorporated in, this prospectus include, but are not limited to:

          . risks related to uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers;

          . risks related to uncertain unit pricing and product cost, which may not be at levels (during initial commercialization of the System or thereafter) that permit us to be profitable;

          .    market, regulatory and reimbursement conditions;

          . the impact of products that may be developed, adapted or may otherwise compete with the PHD System;

          . risks inherent in relying on a third party to manufacture the PHD System;

          . additional capital requirements with respect to, among other things, the commercialization of the PHD System;

          . risks related to our ability to obtain non-U.S. regulatory approvals for the PHD System, the timing of such approvals and the possibility that additional clinical trials and/or other data will be necessary to obtain any of such other approvals (if and to the extent that we determine to seek such approvals);

          . risks related to the failure to meet additional development and manufacturing milestones for the PHD Systems on a timely basis; and

          .    changes in QSR requirements.

          You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, as well as in the information incorporated herein by reference.

          The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

                                USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the common stock offered under this prospectus.

                              SELLING STOCKHOLDERS

          We are registering all 3,319,396 shares covered by this prospectus on behalf of the selling stockholders named in the table below and their respective pledges, donees, transferees or other successors in interest. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. See "Plan of Distribution." None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the acquisition and ownership of these shares or other shares of common stock of Aksys.

         The table below lists the selling stockholders and other information regarding the ownership of common stock by each of the selling stockholders.


                                                      Number of Shares       Number of
                                                                                               Shares Owned After
                                                       Owned Prior to       Shares Being         Offering (2)
                                                                                              -----------------------
                Selling Stockholder                     Offering (1)          Offered          Number     Percent (3)
-------------------------------------------------     ----------------      ------------      --------    -----------
Deephaven Private Placement Trading Ltd.                   945,180             945,180           -0-           0%
Capital Ventures International                             756,144             756,144           -0-           0%
SF Capital Partners Ltd.                                   425,000             425,000           -0-           0%
Kinesis Investments Ltd.                                   400,000             400,000           -0-           0%
AIG DKR Sound Share Private Investors Holding Fund         150,000             150,000           -0-           0%
AIG DKR Sound Share Holdings Ltd.                           50,000              50,000           -0-           0%
AIG DKR Sound Share Strategic Holding Fund Ltd.             50,000              50,000           -0-           0%
Special Situations Fund III, L.P. (4)                      283,554             283,554           -0-           0%
Special Situations Cayman Fund III, L.P. (4)                94,518              94,518           -0-           0%
Domain Public Equity Partners, L.P.                        172,000              65,000         107,000         *
SDS Merchant Fund, L.P.                                     50,000              50,000           -0-           0%
DMG Legacy International Ltd.                              189,787              25,110         164,677         *
DMG Legacy Institutional Fund LLC                          148,935              19,550         129,385         *
DMG Legacy Fund LLC                                         19,778               5,340          14,438         *

                                              TOTAL      3,426,396           3,319,396         107,000      1.63%

__________________________
*   Less than one percent.

(1) The shares owned prior to the offering and being offered include an aggregate of 56,181 shares of our common stock that may be acquired by the selling stockholders upon the exercise of certain stock purchase warrants that we issued to such stockholders on December 19, 2001. These warrants can be exercised (in whole or in part) at any time until December 19, 2006.

(2) Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus, and do not acquire any additional shares of common stock.

(3) The percentage of common stock beneficially owned is based on the 25,463,865 shares of common stock outstanding on May 13, 2002.

(4) MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. ("SSF III"). AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment advisor to the Special Situations Cayman Fund, L.P. (the "Cayman Fund"). Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment advisor on behalf of SSF III and the Cayman Fund.

                              PLAN OF DISTRIBUTION

          We are registering 3,319,396 shares of common stock under this prospectus on behalf of the selling stockholders. "Selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from this offering.

          The selling stockholders may sell the shares of common stock described in this prospectus directly to purchasers or to or through underwriters, broker-dealers or agents, which may act as agents or principals. As a result, pledgees, donees, transferees or other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of the common stock covered by this prospectus. If any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

          The selling stockholders may sell shares of common stock covered by this prospectus from time to time in one or more of the following transactions:

          . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale (including The Nasdaq National Market System);

          .    in the over-the-counter market;

          . in privately-negotiated transactions, including block sale transactions;

          . ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

          . transactions involving block trades or otherwise on The Nasdaq National Market System;

          . purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;

          . "at the market" to or through market makers or into an existing market for the shares;

          . through put or call option transactions relating to or covered by the shares (whether exchange listed or otherwise); and

          . any combination of the above methods of sale or any other legally available means.

          The sale price to the public may be:

          .    the market price prevailing at the time of sale;

          .    a price related to such prevailing market price;

          .    at negotiated prices; or

          . such other price as the selling stockholders determine from time to time.

          The selling stockholders shall have the sole and absolute discretion not to accept any purchase, offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

          In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

          The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell their shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer may be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

          The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act of 1933. The Commission may deem any commissions received by any underwriter, broker-dealer or agent and any profit on the resale of the securities sold by them while acting as principals to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be "underwriters," the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

          Upon the company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (v) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

          The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such Act, including without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases and sales of any shares of common stock offered under this prospectus by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                                  LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed for our company by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.

                                     EXPERTS

          The consolidated financial statements of Aksys, Ltd. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from January 18, 1991 (inception) through December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          Government Filings: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file:

          . at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and

          .    at the Commission's web site at http://www.sec.gov.

The Commission may charge prescribed or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

          Stock Market: Our common stock is listed on The Nasdaq National Market System and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

          Registration Statement: We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common stock offered under this prospectus.

          Information Incorporated By Reference: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

          . our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

          . our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

          .    our Current Report on Form 8-K, filed on May 15, 2002; and

          . the description of our capital stock contained in our Registration Statement on Form 8-A, including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of the shares offered hereby will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents. You may request free copies of these filings by writing or telephoning us at the following address:

                               Investor Relations
                                   Aksys, Ltd.
                               Two Marriott Drive
                          Lincolnshire, Illinois 60069
                                (847) 229-2020

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following (unless otherwise noted) are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Aksys, Ltd.:

Securities and Exchange Commission Registration Fee (actual) ......   $   1,765
Legal Fees and Expenses ...........................................      50,000
Accounting Fees and Expenses ......................................       5,000
Printing and Engraving Expenses ...................................       5,000
Miscellaneous Expenses ............................................       1,000
                                                                      ---------
  TOTAL                                                               $  62,765


Item 15.  Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute required court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article X of the Registrant's Certificate of Incorporation requires indemnification to the fullest extent permitted by Delaware law.

          In addition, the Registrant has entered into indemnity agreements with its directors, which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The officers and directors of the Registrant are covered by an insurance policy indemnifying against certain liabilities which arise from their activities performed on behalf of the Registrant, including liabilities under the Securities Act of 1933 in certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article X of the Registrant's Certificate of Incorporation includes such a provision.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.  Exhibits

         See Exhibit Index.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on May 23, 2002.

                                      AKSYS, LTD.


                                      ------------------------------------------
                                      William C. Dow
                                      ------------------------------------------
                                      President and Chief Executive Officer
                                      ------------------------------------------

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints William C. Dow, Lawrence D. Damron and Thomas J. Gohde, and each of them, his true and lawful attorneys-in- fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with the exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, in each case on May 23, 2002.

           Signature                                Title
----------------------------    ------------------------------------------------

 /s/ William C. Dow             President, Chief Executive Officer and Director
----------------------------
     William C. Dow
                                Senior Vice President and Chief Financial
 /s/ Lawrence D. Damron         Officer
----------------------------
     Lawrence D. Damron
                                Chairman of the Board
----------------------------
     Richard B. Egen

 /s/ W. Dekle Rountree, Jr.     Director
----------------------------
     W. Dekle Rountree, Jr.
                                Director
----------------------------
     Bernard S. Tresnowski

 /s/ Alan R. Meyer              Director
----------------------------
     Alan R. Meyer

                                INDEX TO EXHIBITS

Exhibit No.                           Exhibit
----------  --------------------------------------------------------------------
3.1         Restated Certificate of Incorporation. (1)

3.2         Amended and Restated Bylaws. (1)

4.1 Rights Agreement, dated as of October 28, 1996, by and between Aksys, Ltd. and First Chicago Trust Company of New York. (2)

4.2 Registration Rights Agreement, dated as of May 7, 2002, by and among the Company and the investors party thereto. (3)

5           Opinion of Kirkland & Ellis.

10.1 Securities Purchase Agreement, dated as of May 7, 2002, by and among the Company and the investors party thereto. (3)

23.1        Consent of Kirkland & Ellis (included in Exhibit 5).

23.2        Consent of KPMG LLP.

24 Power of Attorney (included on signature page to the registration statement).

------------------
(1) Incorporated by reference to Aksys, Ltd.'s Registration Statement on Form S-1 (Registration No. 333-02492).
(2) Incorporated by reference to Aksys, Ltd.'s Registration Statement on Form 8-A, filed on November 5, 1996.
(3) Incorporated by reference to Aksys, Ltd.'s Current Report on Form 8-K, filed on May 15, 2002.